Exhibit 99.1

Sovos Brands Announces Appointment of Tamer Abuaita to Board of Directors

LOUISVILLE, Colo. – July 18, 2022 – Sovos Brands, Inc. (Nasdaq: SOVO) today announced the addition of Tamer Abuaita, Senior Vice President, Operations and Chief Supply Chain Officer at Stanley Black & Decker, Inc. to its Board of Directors.

“Tamer is a transformational supply chain leader, who brings more than two decades of leadership and experience in the consumer products space to the Sovos Brands Board,” said William R. Johnson, Chairman of the Board for Sovos Brands and operating partner with Advent International. “His expertise spans a wide variety of industries, including nearly 15 years at multiple established packaged food companies with global scale. We are thrilled to welcome him to the Board, and we look forward to his support as we execute our vision of sharing our delicious, one-of-a-kind food brands with consumers.”

Mr. Abuaita has a proven record of optimizing supply chains on a domestic and global level, with more than 25 years of experience in quality and operations management. He began his career at consumer packaging company Sonoco before transitioning to the packaged food space with roles at Nestlé USA and Conagra Brands. In 2008, Mr. Abuaita joined The Kraft Heinz Company, holding multiple leadership positions over the course of nearly a decade, ultimately advancing to Senior Vice President, Global Logistics and Transformation. He also served as Senior Vice President, Global Supply Chain with SC Johnson.

“I am pleased to join the exceptional group of leaders on the Sovos Brands Board and lend my expertise as the company continues to scale its impressive portfolio of unique, authentic and delicious food brands,” said Abuaita. “This is a one-of-a-kind company, and I look forward to playing a part in supporting its long-term success.”

About Sovos Brands, Inc.

Sovos Brands, Inc. is a consumer-packaged food company focused on acquiring and building disruptive growth brands that bring today’s consumers great tasting food that fits the way they live. The Company’s product offerings include a variety of pasta sauces, dry pasta, soups, frozen entrées, yogurts, pancake and waffle mixes, other baking mixes, and frozen waffles, all of which are sold in the United States under the brand names Rao’s, Michael Angelo’s, noosa, and Birch Benders. All Sovos Brands’ products are built with authenticity at their core, providing consumers with one-of-a-kind food experiences that are genuine, delicious, and unforgettable. The Company is headquartered in Louisville, Colorado. For more information on Sovos Brands and its products, please visit www.sovosbrands.com.